Exhibit 99.1

Boot Barn Holdings, Inc. Announces First Quarter Fiscal Year 2026

Financial Results

IRVINE, California – July 31, 2025 – Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company”) today announced its financial results for the first fiscal quarter ended June 28, 2025. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended June 28, 2025 compared to the quarter ended June 29, 2024:

●	Net sales increased 19.1% over the prior-year period to $504.1 million.
●	Same store sales increased 9.4%, with retail store same store sales increasing 9.5% and e-commerce same store sales increasing 9.3%.
●	Net income was $53.4 million, or $1.74 per diluted share, compared to $38.9 million, or $1.26 per diluted share, in the prior-year period.
●	The Company opened 14 new stores, bringing its total store count to 473 as of the quarter end.

John Hazen, Chief Executive Officer, commented, “We are pleased with our strong start to fiscal 2026, highlighted by high-single digit consolidated same-store sales growth and successful new store openings, which drove 19% overall revenue growth. Demand was broad-based, with strength across all major merchandise categories and geographies. At the same time, we improved gross profit 210 basis points, led by robust merchandise margin expansion which, along with solid expense control, fueled a 38% increase in earnings per diluted share. As a result of our better than expected first quarter performance and the continued strength we have seen as we moved into our second quarter, we are raising our full-year outlook while maintaining our prior guidance for the second half of the year. With our four strategic initiatives delivering consistent results and the opportunity we have to double our store count, we remain confident in our ability to continue generating value for our shareholders over the long term.”

Operating Results for the First Quarter Ended June 28, 2025 Compared to the First Quarter Ended June 29, 2024

●	Net sales increased 19.1% to $504.1 million from $423.4 million in the prior-year period. Consolidated same store sales increased 9.4%, with retail store same store sales increasing 9.5% and e-commerce same store sales increasing 9.3%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $197.2 million, or 39.1% of net sales, compared to $156.7 million, or 37.0% of net sales, in the prior-year period. The increase in gross profit was primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The 210 basis-point increase in gross profit rate was driven primarily by a 180 basis-point increase in merchandise margin rate and 30 basis points of leverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was primarily the result of better buying economies of scale, lower freight expense, and growth in exclusive brand penetration. The leverage in buying, occupancy and distribution center costs was driven by lower incentive-based compensation and lower distribution center labor costs in the current-year period partially offset by the occupancy costs of new stores.
●	Selling, general and administrative expenses were $126.5 million, or 25.1% of net sales, compared to $106.5 million, or 25.2% of net sales, in the prior-year period. The increase in selling, general and administrative expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores, marketing expenses, and corporate general and administrative expenses in the current-year period. Selling, general and administrative expenses as a percentage of net sales decreased by 10 basis points primarily as a result of lower incentive-based compensation in the current-year period partially offset by higher marketing expenses due to timing.
●	Income from operations increased $20.5 million to $70.7 million, or 14.0% of net sales, compared to $50.2 million, or 11.9% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $17.9 million, or a 25.1% effective tax rate, compared to $11.6 million, or a 22.9% effective tax rate, in the prior-year period. The increase in the effective tax rate was primarily due to a lower tax benefit from income tax accounting for stock-based compensation in the current-year period when compared to the prior-year period.
●	Net income was $53.4 million, or $1.74 per diluted share, compared to $38.9 million, or $1.26 per diluted share, in the prior-year period. The increase in net income is primarily attributable to the factors noted above.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth/(decline) and e-commerce as a percentage of net sales for the periods indicated below.

	Thirteen Weeks				Preliminary
	Ended	Four Weeks	Four Weeks	Five Weeks	Four Weeks
	June 28, 2025	Fiscal April	Fiscal May	Fiscal June	Fiscal July

Total Net Sales Growth	19.1%	18.3%	21.5%	17.7%	21.3%

Retail Stores SSS	9.5%	9.8%	11.0%	8.0%	11.2%
E-commerce SSS	9.3%	(0.4)%	15.8%	12.3%	15.4%
Consolidated SSS	9.4%	8.7%	11.5%	8.4%	11.7%

E-commerce as a % of Net Sales	8.7%	8.4%	9.1%	8.7%	8.6%

Balance Sheet Highlights as of June 28, 2025

●	Cash of $95 million.
●	The Company repurchased 77,959 shares of its common stock for an aggregate purchase price of $12.5 million in the current-year period under its $200 million authorized repurchase program.
●	Average inventory per store increased approximately 2.7% on a same-store basis compared to the quarter ended June 29, 2024.
●	Zero drawn under the $250 million revolving credit facility.

Fiscal Year 2026 Outlook

The Company is providing updated guidance for the fiscal year ending March 28, 2026, which supersedes in its entirety the previous guidance issued in its fourth quarter and fiscal year 2025 earnings report on May 14, 2025. For the fiscal year ending March 28, 2026, the Company now expects:

●	To open between 65 and 70 new stores.
●	Total sales of $2.100 billion to $2.180 billion, representing growth of 10% to 14% over fiscal year 2025.
●	Same store sales declines of (0.5)% to growth of 3.5%, with retail store same store sales declines of (1.0)% to growth of 3.0% and e-commerce same store sales growth of 3.5% to 8.5%.
●	Merchandise margin between $1.048 billion and $1.096 billion, or approximately 49.9% to 50.3% of sales.
●	Gross profit between $764 million and $812 million, or approximately 36.4% to 37.2% of sales.

●	Selling, general and administrative expenses between $525 million and $535 million, or approximately 25.0% to 24.5% of sales.
●	Income from operations between $239 million and $277 million, or approximately 11.4% to 12.7% of sales.
●	Net income of $178.0 million to $205.8 million.
●	Net income per diluted share of $5.80 to $6.70, based on 30.7 million weighted average diluted shares outstanding.
●	Effective tax rate of 26.0% for the remaining nine months of the fiscal year.
●	Capital expenditures between $115.0 million and $120.0 million, which is net of estimated landlord tenant allowances of $35.5 million.

For the second fiscal quarter ending September 27, 2025, the Company expects:

●	Total sales of $487 million to $495 million, representing growth of 14% to 16% over the prior-year period.
●	Same store sales growth of 4.5% to 6.5%, with retail store same store sales growth of 4.0% to 6.0% and e-commerce same store sales growth of 8.0% to 10.0%.
●	Merchandise margin between $245 million and $249 million, or approximately 50.3% of sales.
●	Gross profit between $174 million and $178 million, or approximately 35.7% to 36.0% of sales.
●	Selling, general and administrative expenses between $124 million and $125 million, or approximately 25.5% to 25.3% of sales.
●	Income from operations between $50 million and $53 million, or approximately 10.3% to 10.7% of sales.
●	Net income per diluted share of $1.19 to $1.27, based on 30.7 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the first fiscal quarter ended June 28, 2025, is scheduled for today, July 31, 2025, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (866) 652-5200. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until August 29, 2025, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10201689. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 475 stores in 49 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business, and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”,

“expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook”, and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties, and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions, or changes in consumer preferences; the impact that import tariffs and other trade restrictions imposed by the U.S., China, or other countries have had, and may continue to have, on our product costs and changes to U.S. or other countries’ trade policies and tariff and import/export regulations, including, without limitation, uncertainty with respect to the U.S. – China tariff deal; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	June 28,	March 29,
	2025	2025
Assets
Current assets:
Cash and cash equivalents	$95,319	$69,770
Accounts receivable, net	8,530	10,263
Inventories	774,060	747,191
Prepaid expenses and other current assets	30,835	36,736
Total current assets	908,744	863,960
Property and equipment, net	430,391	422,079
Right-of-use assets, net	491,774	469,461
Goodwill	197,502	197,502
Intangible assets, net	58,677	58,677
Other assets	6,738	6,342
Total assets	$2,093,826	$2,018,021
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$141,355	$134,450
Accrued expenses and other current liabilities	140,451	146,038
Short-term lease liabilities	76,848	72,861
Total current liabilities	358,654	353,349
Deferred taxes	38,584	39,317
Long-term lease liabilities	520,300	490,182
Other liabilities	4,882	4,116
Total liabilities	922,420	886,964

Stockholders’ equity:
Common stock, $0.0001 par value; June 28, 2025 - 100,000 shares authorized, 30,983 shares issued; March 29, 2025 - 100,000 shares authorized, 30,892 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	250,488	246,725
Retained earnings	957,376	903,968
Less: Common stock held in treasury, at cost, 405 and 298 shares at June 28, 2025 and March 29, 2025, respectively	(36,461)	(19,639)
Total stockholders’ equity	1,171,406	1,131,057
Total liabilities and stockholders’ equity	$2,093,826	$2,018,021

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	June 28,	June 29,
	2025	2024
Net sales	$504,067	$423,386
Cost of goods sold	306,846	266,637
Gross profit	197,221	156,749
Selling, general and administrative expenses	126,501	106,527
Income from operations	70,720	50,222
Interest expense	343	351
Other income, net	911	596
Income before income taxes	71,288	50,467
Income tax expense	17,880	11,558
Net income	$53,408	$38,909

Earnings per share:
Basic	$1.75	$1.28
Diluted	$1.74	$1.26
Weighted average shares outstanding:
Basic	30,596	30,433
Diluted	30,750	30,815

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	June 28,	June 29,
	2025	2024
Cash flows from operating activities
Net income	$53,408	$38,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17,518	14,268
Stock-based compensation	3,676	5,764
Amortization of intangible assets	—	12
Noncash lease expense	17,926	15,908
Amortization of debt issuance fees	27	27
Loss on disposal of assets	299	55
Deferred taxes	(733)	78
Changes in operating assets and liabilities:
Accounts receivable, net	1,751	2,059
Inventories	(26,869)	(27,988)
Prepaid expenses and other current assets	5,874	6,909
Other assets	(396)	(251)
Accounts payable	10,144	1,848
Accrued expenses and other current liabilities	(3,618)	(6,108)
Other liabilities	766	231
Operating leases	(5,923)	(10,410)
Net cash provided by operating activities	$73,850	$41,311
Cash flows from investing activities
Purchases of property and equipment	(31,462)	(27,066)
Net cash used in investing activities	$(31,462)	$(27,066)
Cash flows from financing activities
Repayments on finance lease obligations	(229)	(211)
Repurchases of common stock	(12,502)	—
Tax withholding payments for net share settlement	(4,195)	(7,445)
Proceeds from the exercise of stock options	87	951
Net cash used in financing activities	$(16,839)	$(6,705)
Net increase in cash and cash equivalents	25,549	7,540
Cash and cash equivalents, beginning of period	69,770	75,847
Cash and cash equivalents, end of period	$95,319	$83,387

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$592	$584
Cash paid for interest	$312	$322
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$17,973	$23,197

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 28,	March 29,	December 28,	September 28,	June 29,	March 30,	December 30,	September 30,
	2025	2025	2024	2024	2024	2024	2023	2023
Store Count (BOP)	459	438	425	411	400	382	371	361
Opened/Acquired	14	21	13	15	11	18	11	10
Closed	—	—	—	(1)	—	—	—	—
Store Count (EOP)	473	459	438	425	411	400	382	371

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended
	June 28,	March 29,	December 28,	September 28,	June 29,	March 30,	December 30,	September 30,
	2025	2025	2024	2024	2024	2024	2023	2023
Selected Store Data:
Same Store Sales growth/(decline)	9.4%	6.0%	8.6%	4.9%	1.4%	(5.9)%	(9.7)%	(4.8)%
Stores operating at end of period	473	459	438	425	411	400	382	371
Comparable stores open during period(1)	401	382	374	363	349	335	322	312
Total retail store selling square footage, end of period (in thousands)	5,307	5,133	4,877	4,720	4,547	4,371	4,153	4,027
Average retail store selling square footage, end of period	11,220	11,183	11,134	11,105	11,063	10,929	10,872	10,855
Average sales per comparable store (in thousands)(2)	$1,031	$926	$1,301	$952	$980	$917	$1,256	$950

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating during the period.